                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to 240.14a - 11(c) or 240.14a - 12

                    Hansen Natural Corporation
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:
          ---------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ---------------------------------------------------------------------
     (4) Proposed maximum aggregrate value of transaction:
          ---------------------------------------------------------------------
     (5) Total fee paid:
          ---------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided  by  Exchange  Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
          ---------------------------------------------------------------------
     (3)  Filing Party:
          ---------------------------------------------------------------------
     (4)  Date Filed:
          ---------------------------------------------------------------------

                           HANSEN NATURAL CORPORATION
                       2401 East Katella Avenue, Suite 650
                            Anaheim, California 92806


                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 14, 1997


                                                              October 14, 1997



Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Hansen Natural Corporation to be held on Friday, November 14, 1997 at 2:30 p.m., at the Board Room, Suite 650, 2401 East Katella Avenue, Anaheim, California 92806.

In addition to the specific matters to be voted on at the meeting, there will be a report on the Company's business and an opportunity for stockholders to ask questions. I hope that you will be able to join us. If you are unable to attend, I strongly urge you to complete your enclosed proxy. Your vote is very important.

                                                     Sincerely,



                                                     Rodney C. Sacks
                                                     Chairman of the Board

                           HANSEN NATURAL CORPORATION

-------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 14, 1997

TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hansen Natural Corporation (the "Company") will be held on Friday, November 14, 1997 at 2:30 p.m., at the Board Room, Suite 650, 2401 East Katella Avenue, Anaheim, California 92806, for the following purposes:

         1. To elect five directors to hold office until the next annual meeting of stockholders.

         2. To ratify the appointment of Deloitte & Touche as independent auditors of the Company for the year ending December 31, 1997.

         3. To approve and adopt certain amendments to the Company's Stock Option Plan.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on October 10, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof.

         All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

         A copy of the Company's Annual Report to Stockholders is enclosed.

                                                     Sincerely,


                                                     Rodney C. Sacks
                                                     Chairman of the Board

Anaheim, California
October 14, 1997

IMPORTANT:  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,  YOU ARE  REQUESTED
            TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                           HANSEN NATURAL CORPORATION

-------------------------------------------------------------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed Proxy is solicited on behalf of Hansen Natural Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held Friday, November 14, 1997 at 2:30 p.m. local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at the Board Room, Suite 650, 2401 East Katella Avenue, Anaheim, California 92806.

         These proxy solicitation materials are being mailed on or about October 14, 1997, together with the Company's 1996 Annual Report to Stockholders, to all stockholders entitled to vote at the meeting.

RECORD DATE AND PRINCIPAL STOCKHOLDERS

         Holders of record of Common Stock at the close of business on October 10, 1997 are entitled to notice of and to vote at the meeting. There are no other outstanding voting securities of the Company. At the record date, 9,122,868 shares of the Company's Common Stock were issued and outstanding. The following table sets forth, as of the most recent practical date (October 3, 1997), those persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock:

Name and Address                        Amount and Nature of          Percent
of Beneficial Owner                     Beneficial Ownership          of Class
--------------------------------        ---------------------         ---------

Brandon Limited Partnership No.1 (1)            714,490                  7.8%

Brandon Limited Partnership No.2 (2)          2,831,667                 31.0%

Rodney C. Sacks (3)                           3,983,657 (4)             42.1%

Hilton H. Schlosberg (5)                      3,933,657 (6)             41.8%



---------------------

(1) The mailing address of Brandon Limited Partnership No. 1 ("Brandon No. 1") is P.O. Box 30749, Seven Mile Beach, Grand Cayman, British West Indies. The general partners of Brandon No. 1 are Rodney C. Sacks and Hilton H. Schlosberg.

(2) The mailing address of Brandon Limited Partnership No. 2 ("Brandon No. 2") is P.O. Box 30749, Seven Mile Beach, Grand Cayman, British West Indies. The general partners of Brandon No. 2 are Rodney C. Sacks and Hilton H. Schlosberg.

(3) The mailing address of Mr. Sacks is 2401 East Katella Avenue, Suite 650, Anaheim, California 92806.

(4) Includes 87,500 shares of Common Stock owned by Mr. Sacks. Also includes 714,490 shares beneficially held by Brandon No. 1 because Mr. Sacks is one of Brandon No. 1's general partners and 2,831,667 shares beneficially held by Brandon No. 2 because Mr. Sacks is one of Brandon No. 2's general partners. Also includes options to purchase 200,000 shares of Common Stock exercisable at $1.75 per share granted pursuant to a Stock Option Agreement dated June 15, 1992 between the Company and Mr. Sacks and options to purchase 150,000 shares of Common Stock exercisable at $1.25 per share granted pursuant to a Stock Option Agreement dated July 3, 1995 between the Company and Mr. Sacks.

         Mr. Sacks disclaims beneficial ownership of all shares deemed beneficially owned by him hereunder except (i) 87,500 shares of Common Stock, (ii) the 350,000 shares presently issuable under separate Stock Option Agreements dated June 15, 1992 and July 3, 1995 between the Company and Mr. Sacks and (iii) his proportionate interest as a shareholder in the following shares beneficially owned by Hazelwood Investments Limited, a company controlled by Mr. Sacks and his family ("Hazelwood"): (a) the 247,911 shares held by Brandon No. 1 allocable to Hazelwood's limited partnership interest in Brandon No. 1 and (b) the 250,000 shares held by Brandon No. 2 allocable to Hazelwood's limited partnership interest in Brandon No. 2.

(5) The mailing address of Mr. Schlosberg is 2401 East Katella Avenue, Suite 650, Anaheim, California 92806.

(6) Includes 87,500 shares of Common Stock owned by Mr. Schlosberg. Also includes 714,490 shares beneficially held by Brandon No. 1 because Mr. Schlosberg is one of Brandon No. 1's general partners and 2,831,667 shares beneficially held by Brandon No. 2 because Mr. Schlosberg is one of Brandon No. 2's general partners. Also includes options to purchase 150,000 shares of Common Stock exercisable at $1.75 per share granted pursuant to a Stock Option Agreement dated June 15, 1992 between the Company and Mr. Schlosberg and options to purchase 150,000 shares of Common Stock exercisable at $1.25 per share granted pursuant to a Stock Option Agreement dated July 3, 1995 between the Company and Mr. Schlosberg.

         Mr. Schlosberg disclaims beneficial ownership of all shares deemed beneficially owned by him hereunder except (i) 87,500 shares of Common Stock, (ii) the 300,000 shares presently issuable under separate Stock Option Agreements dated June 15, 1992 and July 3, 1995 between the Company and Mr. Schlosberg and (iii) his proportionate interest as a shareholder in the following shares beneficially owned by Brandon Securities Limited, a company controlled by Mr. Schlosberg and his family: (a) the 247,911 shares held by Brandon No. 1 allocable to Brandon Securities Limited's limited partnership interest in Brandon No. 1 and (b) the 250,000 shares held by Brandon No. 2 allocable to Brandon Securities Limited's limited partnership interest in Brandon No. 2.

SECTION 16(A) REPORTS

          Section 16(a) of the Securities Exchange Act of 1934 (the "34 Act") requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file by specific dates with the Securities and Exchange Commission (the "SEC"), initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

          To the Company's knowledge, based solely on review of copies of such reports furnished to the Company during the two fiscal years ended December 31, 1996, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent stockholders were complied with, except with respect to certain reports required to be filed by Raimana Martin, a former director of the Company, and Norman C. Epstein, a current director. Mr. Martin failed to file timely reports with respect to sales of Common Stock on the open market for the months of November and December 1995 and for the months of January, February, March and April 1996. The Company understands that Mr. Martin has subsequently filed reports for these months. In addition, the Company understands that Mr. Martin has not filed reports with respect to sales made in May, June, October, November and December, 1996 and January 1997. Mr. Epstein was required to file reports for the months of August and December 1995 because he was, at the time, a director of Combined Holdings Ltd. ("Combined") which acquired shares of common stock of the Company on or about those dates as a distribution of its limited partnership interest in Brandon No. 2. Mr. Epstein resigned as a director of Combined in October 1996. The Company understands that Mr. Epstein has subsequently filed the appropriate reports.


REVOCABILITY OF PROXIES

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

   In accordance with the Company's by-laws, directors shall be elected by the affirmative vote of a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote in the election at the Annual Meeting of Stockholders, and the adoption of the amendments to the Company's Stock Option Plan (the "Plan"), and the ratification of Deloitte & Touche as independent auditors shall be by the affirmative vote of the majority of the shares voting on the proposal in person or by proxy at the Annual Meeting of Stockholders, in each case, provided a quorum is present. Thus, abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote. No stockholder shall be entitled to cumulate votes.

   The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or letter.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

   It is presently intended that next year's Annual Meeting of Stockholders will be held in June 1998. Accordingly, proposals of stockholders of the Company which are intended to be presented by such stockholders at next year's Annual Meeting of Stockholders must be received by the Company by no later than February 28, 1998 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                                    PROPOSAL  ONE
                                               ELECTION  OF  DIRECTORS

NOMINEES

   A Board of five directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

   The names of the nominees, and certain information about them, are set forth below.

Name of Nominee                           Age                  Director Since
----------------------                   -----                 ---------------

Rodney C. Sacks..............              47                   1990
Hilton H. Schlosberg.........              44                   1990
Benjamin M. Polk.............              46                   1990
Norman C. Epstein............              56                   1992
Harold C. Taber, Jr..........              58                   1992

   Set forth below is a description of each nominee's principal occupation and business background during the past five years.

          Mr. Sacks has been Chairman, Chief Executive Officer, Chief Financial Officer and director of the Company since November 1990; a member of the Executive Committee of the Board of Directors of the Company since October 1992; and Chairman and a director of the Company's wholly owned subsidiary, Hansen Beverage Company("HBC") since June 1992. Mr. Sacks resigned from his position as Chief Financial Officer of the Company in July 1996, which office has been assumed by Mr. Schlosberg.

          Mr. Schlosberg has been Vice Chairman, President, Chief Operating Officer, Secretary, and a director of the Company since November 1990; a member of the Executive Committee of the Board of Directors of the Company since October 1992; a member of the Audit Committee since September 10, 1997; and Vice Chairman and a director of HBC since July 1992. In July 1996, Mr. Schlosberg assumed the office of Chief Financial Officer, which was previously held by Mr. Sacks. In addition, Mr. Schlosberg was a Director and/or Deputy Chairman of AAF Industries PLC, a United Kingdom publicly quoted industrial group, from June 1990 until April 1995.

          Mr. Polk has been a director of the Company since November 1990; Assistant Secretary of HBC since October 1992; a director of HBC since July 1992; a member of the Audit Committee since September 10, 1997 and a member of the Compensation Committee of the Board of Directors of the Company from April 1991 until September 1997. In addition, Mr. Polk is a partner with Whitman Breed Abbott & Morgan (New York New York) where Mr. Polk has practiced law with that firm and its predecessor, Whitman & Ransom, from August 1976 to the present.

          Mr. Epstein has been a director of the Company and a member of the Compensation Committee of the Board of Directors of the Company since June 1992; a member and Chairman of the Audit Committee since September 10, 1997 and a director of HBC since July 1992. In addition, Mr. Epstein has been the managing director of Cheval Acceptances Limited from January 1997. Mr. Epstein was a partner with Moore Stephens, International from 1974 to December 1996 (senior partner beginning 1989 and the managing partner of Moore Stephens, New York from 1993 until 1995).

          Mr. Taber has been a director of the Company since July 1992 and President and Chief Executive Officer and a director of HBC from July 1992 to June 1997. On June 30, 1997, Mr. Taber resigned from his employment as well as director, President and Chief Executive Officer of HBC. In addition, effective June 30, 1997, Mr. Taber resigned as a member of the Executive Committee on which he served since October 1992.


SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth information as to the beneficial ownership of shares of Common Stock as at October 3, 1997 held by persons who are directors of the Company naming them, and as to directors and officers of the Company as a group, without naming them.

Name of                              Amount and Nature               Percent
Beneficial Owner                     of Beneficial Owner             of Class
-------------------                 --------------------            ----------

Rodney C. Sacks                        3,983,657 (1)                   42.1%

Hilton H. Schlosberg                   3,933,657 (2)                   41.8%

Harold C. Taber, Jr.                   174,581.7 (3)                    1.9%

Benjamin M. Polk                          32,000 (4)                      *%

Norman C. Epstein                         27,000 (5)                      *%

Officers and Directors as a group (5 members:
4,604,739 shares or 46.5% in aggregate)(6)
---------------

*Less than 1%

     THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

(1) Includes 87,500 shares of Common Stock owned by Mr. Sacks. Also includes 714,490 shares beneficially held by Brandon No. 1 because Mr. Sacks is one of Brandon No. 1's general partners and 2,831,667 shares beneficially held by Brandon No. 2 because Mr. Sacks is one of Brandon No. 2's general partners. Also includes options to purchase 200,000 shares of Common Stock exercisable at $1.75 per share granted pursuant to a Stock Option Agreement dated June 15, 1992 between the Company and Mr. Sacks and options to purchase 150,000 shares of Common Stock exercisable at $1.25 per share granted pursuant to a Stock Option Agreement dated July 3, 1995 between the Company and Mr. Sacks.

         Mr. Sacks disclaims beneficial ownership of all shares deemed beneficially owned by him hereunder except (i) 87,500 shares of Common Stock, (ii) the 350,000 shares presently issuable under separate Stock Option Agreements dated June 15, 1992 and July 3, 1995 between the Company and Mr. Sacks and (iii) his proportionate interest as a shareholder in the following shares beneficially owned by Hazelwood Investments Limited, a company controlled by Mr. Sacks and his family ("Hazelwood"): (a) the 247,911 shares held by Brandon No. 1 allocable to Hazelwood's limited partnership interest in Brandon No. 1 and (b) the 250,000 shares held by Brandon No. 2 allocable to Hazelwood's limited partnership interest in Brandon No. 2.

(2) Includes 87,500 shares of Common Stock owned by Mr. Schlosberg. Also includes 714,490 shares beneficially held by Brandon No. 1 because Mr. Schlosberg is one of Brandon No. 1's general partners and 2,831,667 shares beneficially held by Brandon No. 2 because Mr. Schlosberg is one of Brandon No. 2's general partners. Also includes options to purchase 150,000 shares of Common Stock exercisable at $1.75 per share granted pursuant to a Stock Option Agreement dated June 15, 1992 between the Company and Mr. Schlosberg and options to purchase 150,000 shares of Common Stock exercisable at $1.25 per share granted pursuant to a Stock Option Agreement dated July 3, 1995 between the Company and Mr. Schlosberg.

         Mr. Schlosberg disclaims beneficial ownership of all shares deemed beneficially owned by him hereunder except (i) 87,500 shares of Common Stock, (ii) the 300,000 shares presently issuable under separate Stock Option Agreements dated June 15, 1992 and July 3, 1995 between the Company and Mr. Schlosberg and (iii) his proportionate interest as a shareholder in the following shares beneficially owned by Brandon Securities Limited, a company controlled by Mr. Schlosberg and his family: (a) the 247,911 shares held by Brandon No. 1 allocable to Brandon Securities Limited's limited partnership interest in Brandon No. 1 and (b) the 250,000 shares held by Brandon No. 2 allocable to Brandon Securities Limited's limited partnership interest in Brandon No. 2.

(3) Includes 74,581.7 shares of Common Stock owned by Mr. Taber. Also includes presently exercisable options to purchase 100,000 shares of Common Stock at $1.38 per share pursuant to a Stock Option Agreement dated as of June 20, 1997 between the Company and Mr. Taber.

(4) Includes 20,000 shares of Common Stock jointly owned by Mr. Polk and his wife. Also includes presently exercisable options to purchase 12,000 shares of Common Stock at $1.38 per share pursuant to an Option Agreement dated as of June 30, 1995 between the Company and Mr. Polk granted pursuant to the Directors Plan.

(5) Includes 15,000 shares of Common Stock registered in the name of Optimal Hedge Limited, a nominee for Mr. Epstein. Also includes presently exercisable options to purchase 12,000 shares of Common Stock at $1.38 per share pursuant to an Option Agreement between the Company and Mr. Epstein dated as of June 30, 1995 granted pursuant to the Directors Plan.

(6) Shares are held indirectly to the extent indicated.

CHANGE OF CONTROL

There are no arrangements known to the Company, the operation of which may at a subsequent date result in a change of control of the Company.

                                  PROPOSAL TWO
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche, independent auditors, to audit the financial statements of the Company for the year ending December 31, 1997. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Representatives of Deloitte are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT AUDITORS.




                                 PROPOSAL THREE
                  AMENDMENTS TO THE HANSEN NATURAL CORPORATION
                               STOCK OPTION PLAN

     The Executive Committee of the Board of Directors has adopted certain amendments to the Plan, subject to approval by the stockholders of the Company at the Annual Meeting of Stockholders, pursuant to which the Plan would be amended to (i) increase the number of shares of Common Stock that may be issued under the Plan from 1,500,000 to 2,000,000 and (ii) limit to 500,000 over a 60-month period the number of shares of Common Stock for which options may be awarded or issued to any individual participant in the Plan that is an officer of the Company. The amendments, if approved by the stockholders, would be effective as of February 21, 1997, the date such amendments were adopted by the Executive Committee.

     The purpose of increasing the number of shares that may be issued pursuant to options granted under the Plan from 1,500,000 (approximately 16.4% of the currently issued shares) to 2,000,000 (approximately 21.9% of the currently issued shares) is to permit the grant of a greater number of stock options to the employees of the Company. Management of the Company believes that awards of stock options are an essential ingredient of compensation for key employees.

     The purpose of limiting the number of shares that may be issued to officers of the Company is to enable income attributable to such options to qualify as performance-based compensation. As such, it will be deductible by the Company since it will be exempt from the $1 million limitation on deduction of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. In order to qualify for the exception, no options will be granted to any officer unless these proposed amendments are approved by the stockholders. To the extent consistent with the compensation goals of the Company, the Compensation Committee believes that compensation to its officers should be structured to permit deduction of such compensation by the Company.

     A copy of the resolutions to be voted upon for adoption by the stockholders and the proposed amendments to the Plan are set forth in Appendix A to this proxy statement.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE HANSEN NATURAL CORPORATION STOCK OPTION PLAN.

                                   MANAGEMENT

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held two meetings during the period January 1, 1996 to December 31, 1996. Each of the then incumbent directors attended such meetings, other than Raimana Martin, who did not attend either meeting in person but was available telephonically; and Norman Epstein, who did not attend one of the meetings, but was available telephonically.

     In April 1991, the Board of Directors established a Compensation Committee consisting of non-employee directors to administer the Plan. Following the resignation of Benjamin M. Polk in September 1997, the Compensation Committee presently has one member, Norman C. Epstein. The Compensation Committee did not hold a meeting during the year ended December 31, 1996. Awards granted to date by the Committee have been authorized by written consent.

     In October 1992, the Board of Directors established an Executive Committee comprised of Rodney C. Sacks, Hilton H. Schlosberg and Harold C. Taber, Jr. Following the resignation of Mr. Taber in June 1997, the Executive Committee presently has two members. The Executive Committee did not hold any meetings during the year ended December 31, 1996. Decisions made by the Executive Committee during the year ended December 31, 1996 were authorized by written consent.

     On September 10, 1997, the Board of Directors established an Audit Committee consisting of Hilton H.Schlosberg and two independent directors, Norman C. Epstein (Chairman) and Benjamin M. Polk.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement dated as of January 1, 1994 with Rodney C. Sacks pursuant to which Mr. Sacks renders services to the Company as its Chairman and Chief Executive Officer for an annual base salary of $170,000, subject to adjustment annually, plus an annual bonus in an amount determined at the discretion of the Board of Directors and certain fringe benefits for the period commencing January 1, 1994 and ending December 31, 1998. For 1995, Mr. Sacks agreed to a temporary reduction of his annual base salary to $150,000. Beginning January 1, 1996, Mr. Sacks agreed to a temporary reduction of his annual base salary to $135,000.

     The Company also entered into an employment agreement dated as of January 1, 1994 with Hilton H. Schlosberg pursuant to which Mr. Schlosberg renders services to the Company as its Vice Chairman and President, for an annual base salary of $170,000 starting when he commenced full-time employment, subject to adjustment annually, plus an annual bonus in an amount to be determined by the Board of Directors and certain fringe benefits for the period commencing January 1, 1994 and ending December 31, 1998. From commencement of full-time employment during July 1995, Mr. Schlosberg agreed to a temporary reduction of his annual base salary to $150,000. Beginning January 1, 1996, Mr. Schlosberg agreed to a temporary reduction of his annual base salary to $127,500.

     Effective June 30, 1997, Mr. Taber terminated his employment with HBC and simultaneously resigned as President and Chief Executive Officer of HBC and from the Executive Committee of the Company. In connection with his resignation, Mr. Taber entered into a Severance and Consulting Agreement dated as of June 20, 1997 (the "Consulting Agreement") with the Company for a term of two years, which provides for monthly consulting fees of $5,000, payable in arrears, commencing July 1, 1997. In addition, in connection with Mr. Taber's Consulting Agreement, the Stock Option Agreement dated as of June 30, 1995 between the Company and Mr. Taber was cancelled and replaced with a new Stock Option Agreement dated as of June 20, 1997 (the "Replacement Stock Option Agreement") between the parties. Under the terms of this agreement, Mr. Taber was granted options to purchase 100,000 shares of common stock exercisable until June 30, 1999 at $1.38 per share.

     In addition, under the terms of the Consulting Agreement, Taber's employment agreement was terminated effective June 30, 1997, other than with respect to certain restrictive covenants, and Taber agreed to repay amounts owed by him to HBC under a certain promissory note by offsetting amounts owed under the note against accrued and unpaid base pay payable under Taber's employment agreement and amounts payable under the Consulting Agreement. See "Certain Relationships and Related Transactions."

     The preceding descriptions of the employment agreements for Messrs. Sacks and Schlosberg are qualified in their entirety by reference to such agreements which have been filed or incorporated by reference as exhibits to the Company's annual report on Form 10-K for the year ended December 31, 1993. The Company intends to file the Consulting Agreement and the Replacement Stock Option Agreement as exhibits to its quarterly report on Form 10-Q for the period ending September 30, 1997.

EXECUTIVE COMPENSATION

     The following tables set forth for the fiscal year ended December 31, 1996, certain information regarding the total remuneration paid and grants of options/SARs made to the chief executive officer and each of the executive officers of the Company and its subsidiaries and who received total cash compensation in excess of $100,000 during the period. These amounts reflect total cash compensation paid by the Company and its subsidiaries to these individuals during the fiscal years December 31, 1994 through 1996.

                           SUMMARY COMPENSATION TABLE
                        --------------------------------

                                                                                          Long-Term Compensation
                                                   Annual Compensation (1)           Awards (2)          Payouts (3)
-----------------------------------------------------------------------------------------------------------------------

                                                                     Other            Securities
                                                                    Annual            Underlying          All Other
          Name and                               Salary          Compensation        Options/SARs       Compensation
    Principal Positions           Year             ($)                ($)                (#)                 ($)
-----------------------------------------------------------------------------------------------------------------------

Rodney C. Sacks
Chairman, CEO and Director        1996               135,000           10,293             --                 --
                                  1995               150,000            9,665          150,000               --
                                  1994               160,000            8,350             --                 --



Hilton H.  Schlosberg             1996               127,500               5,358          --                 --
Vice-Chairman, President,         1995                82,500               2,594       150,000               --
CFO and Secretary



Harold C. Taber, Jr.              1996               165,000              19,299          --                4,864
Director; President of HBC        1995               200,000              18,668          --                4,194
                                  1994               200,000              20,424          --                4,000



James A. Vangelos                 1996               105,000               6,735          --                 --
Senior Vice-President of
Sales of HBC


(1) SALARY - Pursuant to his employment agreement, Mr. Sacks is entitled to an annual base salary of $170,000. For 1996, Mr. Sacks agreed to a temporary reduction of his annual base salary to $135,000. For 1995, Mr. Sacks agreed to a temporary reduction of his annual base salary to $150,000. For 1994, Mr. Sacks agreed to a temporary reduction of his annual base salary to $160,000.

Pursuant to his employment agreement, Mr. Schlosberg is entitled to an annual base salary of $170,000 starting when he commenced full-time employment, during July 1995. For 1996, Mr. Schlosberg agreed to a temporary reduction of his annual base salary to $127,500. For 1995, Mr. Schlosberg agreed to a temporary reduction of his annual base salary to $150,000.

Pursuant to his employment agreement, Mr. Taber is entitled to an annual base salary of $170,000 and the payment of $30,000 per annum in lieu of a retirement plan. For 1996, Mr. Taber agreed to a temporary reduction of his annual base salary to $135,000. See "Employment Agreements" above.

OTHER ANNUAL COMPENSATION - The cash value of perquisites of the named persons did not total $50,000 or 10% of payments of salary and bonus, except for Mr. Taber for the years 1994 and 1996. Mr. Taber's perquisites include $11,606 for automobile related expenses, $3,934 for health insurance covering dependents and $3,759 for disability insurance during 1996; $12,668 for automobile related expenses, $2,444 for health insurance covering dependents and $3,556 for disability insurance during 1995; and $11,687 for automobile related expenses, $5,325 for health insurance covering dependents and $3,412 for disability insurance during 1994.

BONUS - None paid.

(2) RESTRICTED STOCK AWARDS - The Company does not have a plan for restricted stock awards.

(3) LTIP PAYOUTS - None paid. No plan in place.

ALL OTHER COMPENSATION - Includes amounts paid by the Company for premiums on a life insurance policy insuring Mr.Taber.

                           OPTION/SAR EXERCISES AND FY-END VALUE TABLE (1)
                         ---------------------------------------------------



                                        Underlying               Year-end Value
                                        Unexercised              of In-the-money
                                       Options/SARs              Unexercised
                                       (# of shares)             Options/SARs
                                        Exercisable/             Exercisable/
Name                                   Unexercisable             Unexercisable
--------------------------------  ---------------------------  ----------------

Rodney C. Sacks                        275,000/75,000 (2)               $0/$0

Hilton H. Schlosberg                   225,000/75,000 (3)               $0/$0

Harold C. Taber, Jr.                   220,478/35,072 (4)               $0/$0

James A. Vangelos                       15,000/60,000 (5)               $0/$0





                      OPTION/SAR GRANTS FOR THE YEAR ENDED DECEMBER 31, 1996
                   ----------------------------------------------------------

                                                                                                Potential Realizable Value at
                                     Individual Grants                                          Assumed Annual Rates of Stock
                                                                                                Price Appreciation For Option
                                                                                                            Term
------------------------------------------------------------------------------------------------------------------------------


                                              Percent of
                             Number of          Total
                            Securities       Options/SARs
                            underlying        Granted to
                           options/SARs      Employees in      Exercise is      Expiration
          Name              Granted (#)          1996          Base Price          Date              5%               10%
------------------------------------------------------------------------------------------------------------------------------

None                            --                --               --               --               --               --





(1) There were no shares acquired upon exercise by any reporting executive officer in 1996.

(2) Includes options to purchase 200,000 shares of Common Stock exercisable at $1.75 per share granted pursuant to a Stock Option Agreement dated June 15, 1992 between the Company and Mr. Sacks and options to purchase 150,000 shares of Common Stock at $1.25 per share, of which 75,000 shares are exercisable at December 31, 1996, granted pursuant to a Stock Option Agreement dated July 3, 1995 between the Company and Mr. Sacks.

(3) Includes options to purchase 150,000 shares of Common Stock exercisable at $1.75 per share granted pursuant to a Stock Option Agreement dated June 15, 1992 between the Company and Mr. Schlosberg and options to purchase 150,000 shares of Common Stock exercisable at $1.25 per share, of which 75,000 shares are exercisable at December 31, 1996, granted pursuant to a Stock Option Agreement dated July 3, 1995 between the Company and Mr.
Schlosberg.

(4) Includes options to purchase 75,550 shares of Common Stock exercisable at $3.88 per share pursuant to a Stock Option agreement dated July 27, 1992 (such number of options are subject to decrease and such exercise price is subject to increase pursuant to its terms, and which options expire on July 27, 1997), and options to purchase 180,000 shares of Common Stock exercisable at $1.38 per share, of which 144,928 shares are exercisable at December 31, 1996, granted pursuant to separate Stock Option Agreements dated July 27, 1992 and as of June 30, 1995, respectively, between the Company and Mr. Taber.

(5) Includes options to purchase 75,000 shares of Common Stock exercisable at $1.13 per share, of which 15,000 shares are exercisable at December 31, 1996, granted pursuant to a Stock Option Agreement dated October 16, 1995 between the Company and Mr. Vangelos.

PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns.(6)

                  [GRAPHIC OMITTED]


                                             TOTAL SHAREHOLDER RETURNS - DIVIDENDS REINVESTED
                                           ----------------------------------------------------


                                                         ANNUAL RETURN PERCENTAGE
                                                               Years Ending
                                ---------------------------------------------------------------------------

COMPANY NAME/INDEX                 DEC 92         DEC 93          DEC 94         DEC 95         DEC 96
------------------------------- -------------- -------------- --------------- -------------- --------------

HANSEN NATURAL CORP                     97.20        (40.84)         (28.57)        (63.36)          54.59
S & P SMALLCAP 600 INDEX                21.04         18.79           (4.77)         29.96           21.32
PEER GROUP                             (28.23)       (38.34)         (42.92)        (13.16)         151.46



                                                               INDEXED RETURNS
                                                                Years Ending
                                ------------------------------------------------------------------------------

COMPANY NAME/INDEX                DEC 91       DEC 92        DEC 93       DEC 94       DEC 95       DEC 96
------------------------------- ------------ ------------ ------------- ------------ ------------ ------------

HANSEN NATURAL CORP                  100.00       197.20        116.67        83.33        30.53        47.20
S & P SMALLCAP 600 INDEX             100.00       121.04        143.78       136.92       177.94       215.88
PEER GROUP                           100.00        71.77         44.25        25.26        21.94        55.16


(6) Annual return assumes reinvestment of dividends. Cumulative total return assumes an initial investment of $100 on December 31, 1991. The Company's self-selected peer group is comprised of Atlantic Beverage Company, Inc. (which began trading in November 1993); Great Pines Water, Inc. (which began trading in August 1993); Bev-Tyme, Inc. (formerly New Day Beverage, Inc.) (which began trading in February 1993); Saratoga Beverage Group (which began trading in June
1993); National Beverage Corporation (which began trading in September 1991). Cable Car Beverage Corporation and Clearly Canadian Beverage Company, which are also members of the peer group, traded during the entire five-year period.

COMPENSATION OF DIRECTORS

     The Company's current policy is to pay outside directors (non-executive officers) who are not contractually entitled to be nominated to serve as directors, annual fees of $6,000 plus $500 for each meeting attended of the Board of Directors or any committee thereof. Benjamin Polk and Norman Epstein received total directors fees of $7,000 and $6,500 respectively, for the one-year period ended December 31, 1996. See "Certain Relationships and Related Transactions" below for description of contractual obligations to nominate certain of the outside directors. Under the terms of his Consulting Agreement, Harold C. Taber, Jr. will not receive any additional compensation for serving as a director of the Company.

COMPANY STOCK OPTION PLAN

     Pursuant to the Plan, Messrs. Sacks and Schlosberg have been granted options to purchase 200,000 and 150,000 shares of Common Stock, respectively, each of which vest in increments of 50,000 on the date of grant and annually beginning January 1, 1993, pursuant to individual stock option agreements each dated June 15, 1992 exercisable for a ten-year period at an exercise price of $1.75 per share.

     In addition, pursuant to the Plan, Messrs. Sacks and Schlosberg have each been granted options to purchase 150,000 shares of Common Stock, each of which vest in increments of 75,000 on January 1, 1996 and the balance of 75,000 on January 1, 1997, pursuant to individual stock option agreements each dated July 3, 1995 exercisable for a ten-year period at an exercise price of $1.25 per share.


OUTSIDE DIRECTORS STOCK OPTION PLAN

     Messrs. Polk and Epstein have each been granted options to purchase 12,000 shares of common stock, under an option plan that the Company has for its outside directors (the "Directors Plan"), pursuant to individual stock option agreements, each dated as of June 30, 1995, exercisable for a ten year period at an exercise price of $1.38 per share.


OTHER OPTION GRANTS

     As discussed above, effective June 20, 1997, Taber's existing stock option agreement with the Company was cancelled and Taber was granted options to purchase 100,000 shares of Common Stock exercisable until June 30, 1999 at $1.38 per share, pursuant to the Replacement Stock Option Agreement. These options were not granted under the Plan or the Directors Plan.

     No options have been exercised in 1997 through October 10, 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The description of the agreements and relationships set forth below is qualified by reference to the specific terms of such agreements and the description of such relationships set forth in reports and registration statements and exhibits thereto filed or to be filed by the Company with the SEC under the 34 Act and the Securities Act of 1933, including any post-effective amendments to the Company's registration statement on Form S-3 (No. 33-35796). Copies of any such reports and registration statement or exhibits thereto will be provided upon written request directed to the Chairman, Hansen Natural Corporation, 2401 East Katella Avenue, Suite 650, Anaheim, California 92806 and payment of a fee in the amount of the Company's reasonable expenses in furnishing such documents.

     Pursuant to the terms of a certain Assignment Agreement dated July 27, 1992 between Hansen Juices, Inc. ("HJI") and HBC, the Company has agreed to nominate and solicit proxies for the election to the Company's Board of Directors of one of the trustees designated by the trustees of a certain trust (the "Trust") formed pursuant to an Agreement of Trust dated July 27, 1992 for so long as the Trust shall be in existence for the benefit of HBC and HJI. The initial designee of the Trust nominated to the Board was Anthony F. Kane, who resigned as a director on June 21, 1993 due to personal time constraints. No other candidate has subsequently been designated by the Trust.

     On September 15, 1992, $75,000 was loaned by the Company to Mr. Taber. As of September 30, 1997, Mr. Taber owed the Company a total of $59,227 of principal and interest with respect to such loan.

     Benjamin M. Polk is a partner of Whitman Breed Abbott & Morgan, a law firm retained by the Company since 1992 and in the current fiscal year.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the stamped, self-addressed envelope which has been enclosed.


                       BY ORDER OF THE BOARD OF DIRECTORS


Dated: October 14, 1997

                                   APPENDIX A



Resolution Proposed for Adoption by Stockholders in connection with the Amendment of the Hansen Natural Corporation Stock Option Plan.

                  RESOLVED, that the Hansen Natural Corporation Stock Option Plan (the "Plan") be and it hereby is amended and restated to provide that (i) the number of shares of Common Stock issuable upon exercise of options granted under the Plan shall be increased from 1,500,000 to 2,000,000 and (ii) the number of shares of Common Stock that (x) may be awarded under the Plan or (y) may be issued pursuant to the grant of an option under the Plan to any officer of the Company during any 60-month period shall not exceed 500,000;

and be it

                  FURTHER RESOLVED, that the Company take such action as necessary or appropriate to give effect to the intent and purpose of the foregoing resolution.


Proposed Amendments to Hansen Natural Corporation Stock Option Plan.

1. Amending the first sentence of Section 3 of the Plan:

          3.   Shares Subject to the Plan

                  The aggregate number of shares of Stock which may be awarded under the Plan or subject to purchase by exercising Options is 2,000,000 shares.

2. Adding a new paragraph (m) to the end of Section 4 of the Plan:

                  (m) No officer of the Corporation may be (x) awarded shares of Stock or (y) granted Options during any consecutive 60-month period for more than 500,000 shares of Stock (subject to adjustment pursuant to Section 10).

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                           HANSEN NATURAL CORPORATION
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 14, 1997

     The undersigned hereby appoints Rodney C. Sacks and Hilton H. Schlosberg, or either of them, with full power of substitution as proxyholders to represent and to vote, as designated on the reverse hereof, the common stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held on November 14, 1997, and any adjournment thereof.

                  (Continued and to be signed on reverse side)

          Please mark your
     /X/  votes as in this
          example.

The Board of Directors Recommends a Vote "For" All Proposals

                                      FOR all nominees           WITHHOLD
                                      listed at right          AUTHORITY to
                                      (except as           vote for all nominees
                                      instructed below)        listed at right
1.   To elect five Directors               /  /                   /   /

     Nominees: Rodney C. Sacks
               Hilton H. Schlosberg
               Benjamin M. Polk
               Norman C. Epstein
               Harold C. Taber, Jr.

     INSTRUCTION: To withhold authority to vote for any individual nominee, strike through the name of the nominee(s) for whom authority is withheld.


                                             FOR       AGAINST        ABSTAIN
2.   To ratify the appointment of
     Deloitte & Touche as independent        /  /      /  /           /  /
     auditors.



                                             FOR       AGAINST        ABSTAIN
3.   To approve and adopt the amendments
     to the Hansen Natural Corporation       /  /      /  /           /  /
     Stock Option Plan.


     The shares represented in this proxy card will be voted as directed above. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

     PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

     SIGNATURE______________________________      DATE_____________________
     TITLE

     SIGNATURE______________________________      DATE_____________________
     TITLE

    Important: Sign Exactly as your name appears above hereof. Give full title of executor, administrator, trustee, guardian, etc. Joint owners should each sign personally.